PRESS RELEASE	SOURCE: First Trust Advisors L.P.

First Trust Advisors L.P. Announces Portfolio Manager Update for FEI, FEN, FIF and FPL

WHEATON, IL — (BUSINESS WIRE) — August 13, 2020 — First Trust Advisors L.P. (“FTA”) announced today that Energy Income Partners, LLC (“EIP”), investment sub-advisor for First Trust MLP and Energy Income Fund (NYSE: FEI), First Trust Energy Income and Growth Fund (NYSE MKT: FEN), First Trust Energy Infrastructure Fund (NYSE: FIF), and First Trust New Opportunities MLP & Energy Fund (NYSE: FPL) (the “Funds”), will release an update on the market and the Funds for financial advisors and investors. The update will be available Saturday, August 15, 2020 at 5:00 P.M. Eastern Time until 11:59 P.M. Eastern Time on Tuesday, September 15, 2020. To listen to the update, follow these instructions:

-- Dial: (888) 203-1112; International (719) 457-0820; and Passcode # 9332149. The update will be available from Saturday, August 15, 2020, at 5:00 P.M. Eastern Time until 11:59 P.M. Eastern Time on Tuesday, September 15, 2020.

FTA is a federally registered investment advisor and serves as the Fund’s investment advisor. FTA and its affiliate First Trust Portfolios L.P. (“FTP”), a FINRA registered broker-dealer, are privately-held companies that provide a variety of investment services. FTA has collective assets under management or supervision of approximately $139 billion as of June 30, 2020 through unit investment trusts, exchange-traded funds, closed-end funds, mutual funds and separate managed accounts. FTA is the supervisor of the First Trust unit investment trusts, while FTP is the sponsor. FTP is also a distributor of mutual fund shares and exchange-traded fund creation units. FTA and FTP are based in Wheaton, Illinois.

EIP serves as the Funds’ investment sub-advisor and provides advisory services to a number of investment companies and partnerships for the purpose of investing in MLPs and other energy infrastructure securities. EIP is one of the early investment advisors specializing in this area. As of June 30, 2020, EIP managed or supervised approximately $4.0 billion in client assets.

Investment return and market value of an investment in the Funds will fluctuate. Shares, when sold, may be worth more or less than their original cost. There can be no assurance that the Funds’ investment objectives will be achieved. The Funds may not be appropriate for all investors.

Principal Risk Factors: The Funds are subject to risks, including the fact that each Fund is a non-diversified closed-end management investment company.

Securities held by a Fund, as well as shares of a Fund itself, are subject to market fluctuations caused by factors such as general economic conditions, political events, regulatory or market developments, changes in interest rates and perceived trends in securities prices. Shares of a Fund could decline in value or underperform other investments as a result of the risk of loss associated with these market fluctuations. In addition, local, regional or global events such as war, acts of terrorism, spread of infectious diseases or other public health issues, recessions, or other events could have a significant negative impact on a fund and its investments. Such events may affect certain geographic regions, countries, sectors and industries more significantly than others. The outbreak of the respiratory disease designated as COVID-19 in December 2019 has caused significant volatility and declines in global financial markets, which have caused losses for investors. The impact of this COVID-19 pandemic may last for an extended period of time, and will continue to impact the economy for the foreseeable future.

Because the Funds are concentrated in securities issued by MLPs, MLP-related entities, and other energy and utilities companies, they will be more susceptible to adverse economic or regulatory occurrences affecting those industries, including high interest costs, high leverage costs, the effects of economic slowdown, surplus capacity, increased competition, uncertainties concerning the availability of fuel at reasonable prices, the effects of energy conservation policies and other factors.

The Funds invest in securities of non-U.S. issuers which are subject to higher volatility than securities of U.S. issuers. Because the Funds invest in non-U.S. securities, you may lose money if the local currency of a non-U.S. market depreciates against the U.S. dollar.

The Funds’ use of derivatives may result in losses greater than if they had not been used, may require the Funds to sell or purchase portfolio securities at inopportune times, may limit the amount of appreciation the Funds can realize on an investment, or may cause the Funds to hold a security that they might otherwise sell.

There can be no assurance as to what portion of FIF’s distributions paid to the Fund’s Common Shareholders will consist of tax-advantaged qualified dividend income.

Use of leverage can result in additional risk and cost, and can magnify the effect of any losses.

The information presented is not intended to constitute an investment recommendation for, or advice to, any specific person. By providing this information, First Trust is not undertaking to give advice in any fiduciary capacity within the meaning of ERISA, the Internal Revenue Code or any other regulatory framework. Financial professionals are responsible for evaluating investment risks independently and for exercising independent judgment in determining whether investments are appropriate for their clients.

The risks of investing in the Funds are spelled out in the prospectus, shareholder reports and other regulatory filings.

The Funds’ daily New York Stock Exchange closing price and net asset value per share as well as other related information can be found at www.ftportfolios.com or by calling 1-800-988-5891.

CONTACT: JEFF MARGOLIN - (630) 915-6784

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Source: First Trust Advisors L.P.